EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
G&K Services, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-192662, 333-64977, 333-66419, 333-73188, 333-101282, 333-139670, and 333-171043) on Form S-8 of G&K Services, Inc. of our report dated August 21, 2014, with respect to the consolidated balance sheet of G&K Services, Inc. and subsidiaries as of June 28, 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows and the related financial statement Schedule II for the year then ended, and the effectiveness of internal control over financial reporting as of June 28, 2014, which report appears in the June 28, 2014 annual report on Form 10-K of G&K Services, Inc.

/s/ KPMG LLP
KPMG LLP
Minneapolis, Minnesota
August 21, 2014